Exhibit 99.1
Vir Biotechnology Provides Corporate Update and Reports Second Quarter 2025 Financial Results
– ECLIPSE registrational program in chronic hepatitis delta fully underway
– First patient dosed in Phase 1 study of VIR-5525, an EGFR-targeting PRO-XTEN™ dual-masked T-cell engager; advancing oncology clinical pipeline with three ongoing Phase 1 studies
– Strong financial position and runway into mid-2027 with approximately $892.1 million in cash and investments as of June 30, 2025
– Conference call scheduled for August 6, 2025 at 1:30 p.m. PT / 4:30 p.m. ET
SAN FRANCISCO, August 6, 2025 – Vir Biotechnology, Inc. (Nasdaq: VIR), today provided a corporate update and reported financial results for the second quarter ended June 30, 2025.
“We achieved several important milestones across our pipeline, reflecting our commitment to our mission of powering the immune system to transform lives," said Marianne De Backer, Chief Executive Officer, Vir Biotechnology. "The initiation of our Phase 1 study of PRO-XTEN™ dual-masked VIR-5525 positions us to potentially address the shortcomings of available treatment options across multiple EGFR-expressing solid tumors. The universal PRO-XTEN™ masking technology represents a next-generation approach to cancer treatment, designed to expand the therapeutic index of T-cell engagers. We now have three clinical trials of PRO-XTEN™ masked T-cell engagers ongoing, supported by promising early clinical data for VIR-5818 and VIR-5500, and we are leveraging insights from our ongoing programs to efficiently execute clinical trials and expand our oncology portfolio. Additionally, our ECLIPSE registrational program is now fully underway, and we are advancing toward a potentially highly effective, well-tolerated and convenient treatment option for patients with chronic hepatitis delta.”
Pipeline Programs
Chronic Hepatitis Delta (CHD)
•ECLIPSE registrational program is fully underway following enrollment of the first patients in ECLIPSE 2 and ECLIPSE 3.
◦ECLIPSE 2 will compare the combination of tobevibart and elebsiran to continued bulevirtide monotherapy in participants with CHD who have not achieved undetectable hepatitis delta virus RNA despite bulevirtide treatment.
◦ECLIPSE 3 will compare the combination of tobevibart and elebsiran to bulevirtide monotherapy in participants with CHD who have not received bulevirtide before.
•ECLIPSE 1 and 2 are designed to provide the registrational efficacy and safety data needed for potential submission to global regulatory agencies, including agencies in the U.S. and Europe. ECLIPSE 3 is expected to provide important supportive data to help establish access and reimbursement in key markets.

Solid Tumors
•First patient dosed in the Phase 1 clinical study of VIR-5525, the Company’s investigational PRO-XTEN™ dual-masked T-cell engager (TCE) targeting EGFR.
◦VIR-5525 will be evaluated for the treatment of a variety of EGFR-expressing solid tumors in areas of high unmet need such as non-small cell lung cancer, colorectal cancer, head and neck squamous cell carcinoma and cutaneous squamous cell carcinoma.
•The Company’s Phase 1 clinical trial of PRO-XTEN™ masked VIR-5818 evaluates the TCE in multiple tumor types, including metastatic breast cancer and metastatic colorectal cancer.
◦VIR-5818 is the only dual-masked HER2-targeting TCE in clinical development.
◦The Company has completed monotherapy dose escalation and is analyzing the data while continuing to dose escalate VIR-5818 in combination with pembrolizumab.
•VIR-5500, the only dual-masked PSMA-targeting TCE in clinical trials, continues to advance through dose escalation.
◦The Company received Investigational New Drug clearance from the U.S. Food and Drug Administration to evaluate VIR-5500 in combination with androgen receptor pathway inhibitors for earlier lines of metastatic castration-resistant prostate cancer treatment, unlocking new opportunities to transform patient lives.
•Early Phase 1 data for VIR-5818 and VIR-5500 reported in January 2025 showed promising safety profiles for both clinical candidates, with maximum tolerated dose not yet reached, no dose-limiting cytokine release syndrome (CRS) observed and no CRS greater than grade 2 reported.
•Initial clinical data demonstrate the PRO-XTEN™ masking technology’s potential to minimize systemic toxicity while enabling selective killing of cancer cells in the tumor microenvironment, minimizing CRS and expanding the therapeutic index compared to traditional therapeutic approaches.
Preclinical Pipeline Candidates
•Leveraging its immune system expertise and platform strengths, the Company continues to progress multiple undisclosed PRO-XTEN™ dual-masked TCEs against clinically validated targets with potential applications across a number of solid tumors. These preclinical candidates integrate the PRO-XTEN™ masking technology with novel TCEs discovered and engineered using the Company’s antibody discovery platform and proprietary dAIsY™ (data AI structure and antibody) AI engine.
•The Company is advancing its broadly neutralizing antibody development candidate for the treatment of HIV in collaboration with the Gates Foundation.
Second Quarter 2025 Financial Results
Cash, Cash Equivalents and Investments: As of June 30, 2025, the Company had $892.1 million in cash, cash equivalents and investments, representing a decrease of approximately $127.7 million during the second quarter of 2025. The current quarter decrease includes $50.5 million in milestone payments related to the initiation of the ECLIPSE Phase 3 registrational program, which were previously expensed in prior quarters.

In addition to the $892.1 million in cash, cash equivalents and investments, the Company had $95.2 million in restricted cash and cash equivalents as of June 30, 2025. This included a $75.0 million milestone payment due to the former shareholders of Amunix Pharmaceuticals, Inc., upon VIR-5525 achieving “first in human dosing”, which occurred in July 2025.
Revenues: Total revenues for the second quarter of 2025 were $1.2 million compared to $3.1 million for the same period in 2024.
Cost of Revenue: The change in cost of revenue for the second quarter of 2025 compared to the same period in 2024 was nominal.
Research and Development Expenses (R&D): R&D expenses for the second quarter of 2025 were $97.5 million, which included $6.9 million of non-cash stock-based compensation expense, compared to $105.1 million for the same period in 2024, which included $13.1 million of non-cash stock-based compensation expense. The decrease was primarily driven by cost savings from previously announced restructuring initiatives, partially offset by higher clinical expenses from the initiation of our ECLIPSE registrational program for CHD, progression of our oncology programs and an increase in the fair value of contingent payment obligations for our CHD program.
Selling, General and Administrative Expenses (SG&A): SG&A expenses for the second quarter of 2025 were $22.3 million, which included $5.5 million of non-cash stock-based compensation expense, compared to $30.3 million for the same period in 2024, which included $9.1 million of non-cash stock-based compensation expense. The decrease was largely due to efficiencies and cost savings from previously announced restructuring initiatives.
Restructuring, Long-Lived Assets Impairment and Related Charges, Net: Restructuring, long-lived assets impairment and related charges, net for the second quarter of 2025 was $(0.2) million compared to $26.3 million for the same period in 2024. The decrease was due to the fact that our restructuring initiatives implemented in prior years were substantially completed by the end of 2024.
Other Income: Other income for the second quarter of 2025 was $7.6 million compared to $18.7 million for the same period in 2024. The decrease was primarily driven by lower interest income.
(Provision for) Benefit from Income Taxes: The provision for income taxes for the second quarter of 2025 was nominal.
Net Loss: Net loss for the second quarter of 2025 was $111.0 million, or $0.80 per share, basic and diluted, compared to a net loss of $138.4 million, or $1.02 per share, basic and diluted for the same period in 2024.
2025 Financial Guidance
Based on current operating plans, the Company expects its cash, cash equivalents and investments to fund operations into mid-2027.
Conference Call
Vir Biotechnology will host a conference call to discuss the second quarter results at 1:30 p.m. PT / 4:30 p.m. ET today. A live webcast will be available on https://investors.vir.bio and will be archived for 30 days.

About VIR-5818, VIR-5500, VIR-5525
VIR-5818, VIR-5500 and VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the PRO-XTEN™ masking technology with three different T-cell engagers (TCEs) targeting HER2, PSMA and EGFR, respectively.
TCEs are powerful anti-tumor agents that can direct the immune system, specifically T-cells, to destroy cancer cells. The PRO-XTEN™ masking technology is designed to keep the TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells. By driving the activity exclusively to the tumor microenvironment, we aim to circumvent the traditionally high toxicity associated with TCEs and increase their efficacy and tolerability. Additionally, the mask is designed to help drug candidates stay in the bloodstream longer in their inactive form, allowing them to better reach the site of action and potentially allowing less frequent dosing regimens for patients and clinicians.
About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary monoclonal antibody discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) discovered by Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of hepatitis B surface antigen. Current data indicate that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus.
Elebsiran is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a preclinical portfolio of programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.
Vir Biotechnology has exclusive rights to the PRO-XTEN™ masking platform for oncology and infectious disease. PRO-XTEN™ is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s cash balance and anticipated runway; Vir Biotechnology’s future financial and operating results and its expectations related thereto, including Vir Biotechnology’s financial guidance; the therapeutic and commercial potential of Vir Biotechnology's CHD program, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the therapeutic and commercial potential of Vir Biotechnology's oncology solid tumor portfolio, preclinical pipeline and PRO-XTEN™ masking technology, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the potential of and Vir Biotechnology’s expectations for its other pipeline programs; Vir Biotechnology’s plans and expectations for its clinical development programs, including protocols for and enrollment into ongoing and planned clinical studies, potential partnering opportunities, and data readouts and presentations, as well as anticipated timelines; the potential benefits, safety and efficacy of Vir Biotechnology’s investigational therapies; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; the timing and amount of Vir Biotechnology’s actual operating expenses, as determined in accordance with U.S. Generally Accepted Accounting Principles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; Vir Biotechnology’s use of AI and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$211,104	$222,947
Short-term investments	387,645	678,051
Restricted cash and cash equivalents, current	88,218	89,385
Equity investments	7,270	4,350
Prepaid expenses and other current assets	41,469	47,725
Total current assets	735,706	1,042,458
Intangible assets, net	7,998	8,120
Goodwill	16,937	16,937
Property and equipment, net	60,795	63,183
Operating lease right-of-use assets	64,853	59,680
Restricted cash and cash equivalents, noncurrent	6,956	6,363
Long-term investments	286,099	190,015
Other assets	13,188	12,057
TOTAL ASSETS	$1,192,532	$1,398,813
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,234	$5,081
Accrued and other liabilities	82,661	85,873
Deferred revenue, current	10,109	12,648
Contingent consideration obligation, current	—	16,060
Total current liabilities	105,004	119,662
Operating lease liabilities, noncurrent	93,405	90,139
Contingent consideration obligation, noncurrent	33,620	24,050
Other long-term liabilities	13,031	14,577
TOTAL LIABILITIES	245,060	248,428
Commitments and contingencies (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2025 and December 31, 2024; no shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 138,886,274 and 136,959,446 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	14	14
Additional paid-in capital	1,941,386	1,911,872
Accumulated other comprehensive loss	(2,221)	(1,717)
Accumulated deficit	(991,707)	(759,784)
TOTAL STOCKHOLDERS’ EQUITY	947,472	1,150,385
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,192,532	$1,398,813

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,
	2025	2024
Revenues:
Collaboration revenue	$(495)	$55
Contract revenue	1,526	886
Grant revenue	183	2,134
Total revenues	1,214	3,075
Operating expenses:
Cost of revenue	11	52
Research and development	97,509	105,113
Selling, general and administrative	22,283	30,265
Restructuring, long-lived assets impairment and related charges, net	(172)	26,275
Total operating expenses	119,631	161,705
Loss from operations	(118,417)	(158,630)
Other income:
Change in fair value of equity investments	(3,382)	429
Interest income	10,785	18,846
Other income (expense), net	226	(535)
Total other income	7,629	18,740
Loss before (provision for) benefit from income taxes	(110,788)	(139,890)
(Provision for) benefit from income taxes	(170)	1,512
Net loss	$(110,958)	$(138,378)
Net loss per share, basic and diluted	$(0.80)	$(1.02)
Weighted-average shares outstanding, basic and diluted	138,447,469	136,223,725
Contact:

Media
Corporate Communications, Vir Biotechnology
corporatecomms@vir.bio

Investors
Richard Lepke
Senior Director, Investor Relations
rlepke@vir.bio